Exhibit 99.1

Schnitzer Reports Second Quarter 2016 Financial Results and Third Quarter Outlook

PORTLAND, Ore.--(BUSINESS WIRE)--April 6, 2016--Schnitzer Steel Industries, Inc. (NASDAQ:SCHN) today reported financial results for its fiscal 2016 second quarter ended February 29, 2016. Significantly weaker export demand in the latter half of the second quarter led to ferrous and nonferrous sales prices falling to multi-year lows during the quarter. The lower price environment adversely impacted scrap flows and compressed metal spreads. At the end of February, export ferrous sales prices for shipments in the third quarter began to improve and continued to show strength through March.

Summary Consolidated Performance

For the second quarter fiscal 2016, the Company announced an adjusted loss per share from continuing operations of $0.25. This compares to second quarter fiscal 2015 adjusted loss per share from continuing operations of $0.28. The improvement in adjusted loss per share from continuing operations compared to the second quarter of fiscal 2015 was primarily due to higher AMR adjusted operating income and decreased corporate expense, partially offset by lower SMB performance. Adjusted earnings per share excludes the impact of goodwill and other asset impairment charges, restructuring and other exit-related costs and, in the second quarter of fiscal 2015, the impact of reselling or modifying the terms of certain previously contracted bulk ferrous shipments.

The Company reported a loss per share from continuing operations of $1.48 for the second quarter of fiscal 2016. This includes non-cash impairment charges of $9 million, or $0.33 per share, to the carrying value of the goodwill in the Auto and Metals Recycling Business, $18 million of other asset impairments, or $0.68 per share, and $5 million in restructuring and exit-related costs, or $0.23 per share, representing a combined $1.23 per share in the second quarter. This compares to a reported loss per share from continuing operations of $7.08 in the second quarter of fiscal 2015. For a reconciliation to the adjusted results, please see a description of the non-GAAP financial measures provided after the financial statements.

“The combination of weak export demand, constrained supply conditions, seasonal slowdowns and the higher level of steel imports contributed to a challenging second quarter. Our focus on productivity and cost reduction initiatives enabled us to improve our results compared to last year’s second quarter in an environment in which our average ferrous sales prices were down over 40% and near ten-year lows,” commented Tamara Lundgren, President and Chief Executive Officer. “As market conditions strengthen, we anticipate these productivity and cost reduction initiatives will contribute to expanded margins and improved financial performance,” added Lundgren.

Third Quarter Outlook

Although markets remain volatile, for the third quarter, the Company currently anticipates ferrous sales volumes to increase approximately 10% sequentially, subject to timing of shipments. As a result, AMR’s operating income for the third quarter of fiscal 2016 is expected to be approximately double the adjusted operating income in the third quarter of fiscal 2015 of $5.5 million, reflecting stronger ferrous sales prices and retail activity compared to the second quarter, benefits from higher cost savings and no material impact from average inventory accounting. SMB is expected to deliver positive operating income on higher sales volumes and additional cost reductions.

Summary Results
($ in millions, except per share amounts)
	Quarter
	2Q16	2Q15	Change	1Q16	Change
Revenues	$289	$437	(34)%	$321	(10)%
Operating Loss	$(37)	$(201)	(82)%	$(4)	NM
Goodwill impairment charge	9	141	(94)%	—	NM
Other asset impairment charges	18	44	(58)%	—	NM
Restructuring charges and other exit-related costs	5	5	(2)%	2	175%
Resale or modification of previously contracted shipments	—	1	NM	—	NM
Adjusted Operating Loss(1)(3)	$(4)	$(9)	(52)%	$(2)	113%
Net Loss attributable to SSI	$(41)	$(196)	(79)%	$(5)	679%
Net Loss from continuing operations attributable to SSI	$(40)	$(191)	(79)%	$(5)	669%
Adjusted Net Loss from continuing operations attributable to SSI(2)	$(7)	$(8)	(11)%	$(4)	87%
Net Loss per share attributable to SSI	$(1.52)	$(7.24)	(79)%	$(0.20)	677%
Net Loss per share from continuing operations attributable to SSI	$(1.48)	$(7.08)	(79)%	$(0.19)	667%
Adjusted diluted EPS from continuing operations attributable to SSI(2)	$(0.25)	$(0.28)	(12)%	$(0.13)	86%
(1) Adjusted operating income excludes the impact of goodwill and other asset impairment charges, restructuring, and other exit-related costs, and, in the second quarter of fiscal 2015, the resale or modification of certain previously contracted ferrous bulk shipments. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(3) May not foot due to rounding.
NM = not meaningful

Auto and Metals Recycling

AMR segment results and operating statistics reflect integrated auto and metals recycling operations for all periods presented.

Summary of Auto and Metals Recycling Results
($ in millions, except selling prices and data per ton; Fe volumes 000s long tons; NFe volumes Ms lbs)
	Quarter
	2Q16	2Q15	Change	1Q16	Change
Total Revenues	$250	$389	(36)%	$273	(8)%
Ferrous Revenues	$140	$252	(44)%	$163	(14)%
Ferrous Volumes	737	788	(6)%	805	(8)%
Avg. Net Ferrous Sales Prices ($/LT)(1)	$169	$290	(42)%	$179	(6)%
Nonferrous Revenues	$84	$106	(21)%	$81	4%
Nonferrous Volumes	124	124	—%	111	11%
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$0.59	$0.77	(23)%	$0.63	(6)%
Cars Purchased for Retail (000s)	70	78	(10)%	77	(9)%
Operating Income (Loss)(2)	$(26)	$(189)	(86)%	$2	NM
Operating Income (Loss) per Fe ton	$(36)	$(239)	(85)%	$3	NM
Adjusted Operating Income (Loss)(3)	$1	$(3)	NM	$2	(57)%
Adjusted Operating Income (Loss) per Fe ton	$1	$(4)	NM	$3	(53)%
(1) Sales prices are shown net of freight.
(2) Operating income does not include the impact of restructuring charges and other exit-related costs.
(3) Adjusted operating income excludes the impact of goodwill and other asset impairment charges, restructuring and other exit-related costs and, in the second quarter of fiscal 2015, the resale or modification of certain previously contracted ferrous bulk shipments. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
NM = not meaningful

Volumes: Ferrous sales volumes in the second quarter declined 8% from the first quarter, primarily due to weaker global demand and the impact of the lower price environment on supply flows. Improvements in market conditions since late February are expected to benefit shipments in the third quarter. Nonferrous sales volumes increased 11% sequentially, reflecting the timing of shipments of processed material. Cars purchased for AMR’s auto stores decreased 9% from the first quarter due to a continuation of tight supply conditions driven by the lower commodity price environment.

Export customers accounted for 62% of total ferrous sales volumes in the second quarter. Our ferrous and nonferrous products were exported to 14 countries, with India, Turkey and Thailand the top export destinations for ferrous shipments.

Pricing: Export demand weakened in the latter half of the quarter which led to declines in ferrous selling prices sequentially, reaching near ten-year lows. Average ferrous net selling prices for shipments during the quarter decreased $10 per ton, or 6% from first quarter levels. Nonferrous prices weakened 6% sequentially with market prices for copper and aluminum reaching seven-year lows in the second quarter.

Margins: Adjusted operating income of $1 per ferrous ton in the second quarter decreased sequentially due to the lower price environment which adversely impacted the spread between direct purchase costs and selling prices of recycled metal and also further constrained the supply of scrap metal, including end-of-life vehicles. Benefits from cost reductions and productivity initiatives were more than offset by the margin compression created by the weak market environment.

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume 000s of short tons)
	Quarter
	2Q16	2Q15	Change	1Q16	Change
Revenues	$58	$93	(37)%	$72	(19)%
Operating Income (Loss)	$(1)	$4	NM	$3	NM
Avg. Net Sales Prices ($/ST)	$504	$658	(23)%	$554	(9)%
Finished Goods Sales Volumes	110	129	(15)%	123	(11)%
Rolling Mill Utilization	61%	76%		68%
NM = not meaningful

Sales Volumes: Finished steel sales volumes were 15% lower as compared to the second quarter of fiscal 2015 primarily due to increased competition from imported steel products. Lower rolling mill utilization reflected reduced production levels due to the softer sales environment and the planned maintenance outage.

Pricing: Average net sales prices for finished steel products decreased 23% from the prior year quarter and 9% from first quarter levels, reflecting continued pressure on finished steel selling prices from reduced raw material costs and lower priced steel imports.

Margins: Operating performance during the quarter was slightly below break-even levels. Compared to the prior year, results were adversely impacted by substantially lower volumes and selling prices for finished steel.

Corporate Items

During the second quarter, strong focus on cost efficiency and productivity initiatives generated a $9 million reduction, or 20%, in consolidated selling, general and administrative costs as compared to the prior year, the majority of which resulted from the targeted savings programs announced in fiscal 2015.

New savings initiatives of $30 million were identified in the second quarter which are expected to generate approximately $13 million in benefits in the second half of fiscal 2016, with the balance expected to be delivered by the end of fiscal 2017. The new savings are expected to result from a combination of reduced staffing levels, the closure of four feeder yards, increased efficiencies in procurement, and streamlining of administrative and supporting services. Approximately 80% of the new savings are expected to be realized at AMR and the balance is expected to result from Corporate and SMB. The Company incurred restructuring charges and other exit-related costs of $5 million in the second quarter of fiscal 2016.

The Company generated operating cash flow of $7 million in the second quarter of fiscal 2016 and returned capital to shareholders through its 88th consecutive quarterly dividend. Net debt at the end of the second quarter was $189 million. (See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.)

The Company’s effective tax rate was an expense of 3.3% in the second quarter which was lower than the federal statutory rate primarily due to projected changes in the Company’s full valuation allowance positions, partially offset by increases in deferred tax liabilities.

Analysts’ Conference Call: Second Quarter of Fiscal 2016

A conference call and slide presentation to discuss results will be held today, April 6, 2016, at 11:00 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company’s website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	February 29,	November 30,	February 28,	February 29,	February 28,
	2016	2015	2015	2016	2015

REVENUES:
Auto and Metal Recycling:
Ferrous sales	$140,126	$163,413	$251,501	$303,539	$599,871
Nonferrous sales	84,130	80,896	106,225	165,025	234,610
Other sales	25,556	28,656	31,331	54,213	68,264
Total AMR Sales	249,812	272,965	389,057	522,777	902,745
Steel Manufacturing Business	58,391	71,901	93,126	130,292	188,344
Intercompany sales and eliminations	(19,126)	(23,668)	(44,734)	(42,794)	(100,016)
Total Revenues	$289,077	$321,198	$437,449	$610,275	$991,073

OPERATING INCOME (LOSS):
Adjusted Auto and Metals Recycling(1)	$874	$2,036	$(3,179)	$2,910	$7,131
Steel Manufacturing Business	(1,202)	2,754	3,799	1,552	10,006
Adjusted segment operating income (loss)(2)	(328)	4,790	620	4,462	17,137
Corporate expense	(6,315)	(8,299)	(8,488)	(14,616)	(17,480)
Intercompany eliminations	2,161	1,406	(1,543)	3,569	(2,109)
Adjusted operating loss(1)	(4,482)	(2,103)	(9,411)	(6,585)	(2,452)
Goodwill impairment charge	(8,845)	—	(141,021)	(8,845)	(141,021)
Other asset impairment charges	(18,458)	—	(43,838)	(18,458)	(43,838)
Restructuring charges and other exit-related costs	(5,291)	(1,925)	(5,394)	(7,216)	(5,987)
Resale or modification of previously contracted shipments	—	—	(1,347)	—	(6,928)
Total operating loss	$(37,076)	$(4,028)	$(201,011)	$(41,104)	$(200,226)
(1) Adjusted operating income (loss) excludes the impact of goodwill and other asset impairments, and the resale or modification of certain previously contracted ferrous bulk shipments. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) Segment operating income (loss) does not include the impact of restructuring charges and other exit-related costs.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	February 29,	November 30,	February 28,	February 29,	February 28,
	2016	2015	2015	2016	2015
Revenues	$289,077	$321,198	$437,449	$610,275	$991,073
Cost of goods sold	259,670	284,854	406,649	544,524	914,664
Selling, general and administrative	33,599	38,418	42,167	72,017	86,898
(Income) loss from joint ventures	290	29	(609)	319	(1,109)
Goodwill impairment charge	8,845	—	141,021	8,845	141,021
Other asset impairment charges	18,458	—	43,838	18,458	43,838
Restructuring charges and other exit-related costs	5,291	1,925	5,394	7,216	5,987
Operating loss	(37,076)	(4,028)	(201,011)	(41,104)	(200,226)
Interest expense	(2,015)	(1,859)	(2,295)	(3,874)	(4,669)
Other income, net	438	407	1,993	845	2,925
Loss from continuing operations before income taxes	(38,653)	(5,480)	(201,313)	(44,133)	(201,970)
Income tax benefit (expense)	(1,293)	578	9,673	(715)	9,566
Loss from continuing operations	(39,946)	(4,902)	(191,640)	(44,848)	(192,404)
Loss from discontinued operations, net of tax	(1,024)	(65)	(4,242)	(1,089)	(5,080)
Net loss	(40,970)	(4,967)	(195,882)	(45,937)	(197,484)
Net (income) loss attributable to noncontrolling interests	(275)	(329)	240	(604)	(631)
Net loss attributable to SSI	$(41,245)	$(5,296)	$(195,642)	$(46,541)	$(198,115)
Net loss per share attributable to SSI:
Basic:
Loss per share from continuing operations attributable to SSI	$(1.48)	$(0.19)	$(7.08)	$(1.67)	$(7.15)
Loss per share from discontinued operations attributable to SSI	(0.04)	—	(0.16)	(0.04)	(0.19)
Net loss per share attributable to SSI(1)	$(1.52)	$(0.20)	$(7.24)	$(1.71)	$(7.34)
Diluted:
Loss per share from continuing operations attributable to SSI	$(1.48)	$(0.19)	$(7.08)	$(1.67)	$(7.15)
Loss per share from discontinued operations attributable to SSI	(0.04)	—	(0.16)	(0.04)	(0.19)
Net loss per share attributable to SSI(1)	$(1.52)	$(0.20)	$(7.24)	$(1.71)	$(7.34)
Weighted average number of common shares:
Basic	27,201	27,121	27,020	27,178	26,982
Diluted	27,201	27,121	27,020	27,178	26,982
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.3750	$0.3750
(1) May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
								Fiscal
	1Q16	2Q16	1H16	1Q15	2Q15	3Q15	4Q15	2015
Auto and Metals Recycling(1)
Ferrous Selling Prices ($/LT)(2)
Domestic	$180	$161	$170	$330	$293	$235	$239	$275
Export	$179	$174	$177	$319	$286	$236	$225	$265
Average	$179	$169	$175	$323	$290	$235	$231	$269
Ferrous Sales Volume (LT)
Domestic	290,170	282,200	572,370	379,770	372,408	342,812	376,910	1,471,900
Export	515,109	454,924	970,033	604,683	415,765	663,456	552,573	2,236,477
Total	805,279	737,124	1,542,403	984,453	788,173	1,006,268	929,483	3,708,377
Nonferrous Average Price ($/LB)(2)(3)	$0.63	$0.59	$0.61	$0.81	$0.77	$0.71	$0.71	$0.75

Nonferrous Sales Volume (LB, 000s)(3)	111,077	123,675	234,753	142,661	123,672	143,073	176,029	585,435
Car Purchase Volume (000s)(4)	77	70	147	92	78	79	88	337
Auto Stores at End of Quarter	55	55	55	56	56	55	55	55
Steel Manufacturing Business
Sales Prices ($/ST)(2)(5)
Average	$554	$504	$530	$688	$658	$618	$600	$639
Sales Volume (ST)(5)
Rebar	85,899	71,935	157,834	79,065	74,928	100,413	94,773	349,179
Coiled Products	32,482	33,742	66,224	40,361	49,403	35,477	45,176	170,417
Merchant Bar and Other	4,757	3,974	8,731	6,245	4,567	4,780	4,796	20,388
Total	123,138	109,651	232,789	125,671	128,898	140,670	144,745	539,984
Rolling Mill Utilization	68%	61%	64%	72%	76%	69%	74%	73%
(1) Ferrous and nonferrous volume and price data has been recast to reflect the combined auto and metals recycling operations for all periods presented.
(2) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(3) Excludes PGM metals in catalytic converters.
(4) Cars purchased by auto stores only.
(5) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	February 29, 2016	August 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$8,940	$22,755
Accounts receivable, net	81,159	111,492
Inventories	146,030	156,532
Other current assets	24,843	31,586
Total current assets	260,972	322,365
Property, plant and equipment, net	393,768	427,554
Goodwill and other assets	197,433	212,380
Total assets	$852,173	$962,299

Liabilities and Equity
Current liabilities:
Short-term borrowings	$620	$584
Other current liabilities	104,713	119,862
Total current liabilities	105,333	120,446
Long-term debt	197,219	227,572
Other long-term liabilities	72,549	75,730
Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	473,423	534,535
Noncontrolling interests	3,649	4,016
Total equity	477,072	538,551
Total liabilities and equity	$852,173	$962,299

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under SEC rules such as adjusted consolidated operating income (loss), adjusted AMR operating income (loss), adjusted net loss from continuing operations attributable to SSI and adjusted diluted earnings per share from continuing operations attributable to SSI. As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable U.S. GAAP measures. Management believes that each of the foregoing adjusted non-GAAP financial measures provides a meaningful presentation of the Company’s results from its core business operations excluding adjustments for a goodwill impairment charge, other asset impairment charges and restructuring and other exit-related costs that are not related to the Company’s ongoing core business operations and improves the period-to-period comparability of the Company’s results from its core business operations. In addition, to improve comparability of our operating performance between periods, these measures also exclude the impact on operating results in fiscal 2015 from the resale or modification of the terms during the first and second quarters of 2015 of certain previously contracted ferrous bulk shipments. Due to the sharp decline in selling prices that occurred during the first and second quarters of fiscal 2015, the revised prices associated with these shipments were significantly lower than the prices in the original sales contracts entered into between August and November 2014. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Operating Income (Loss)
($ in millions)	Quarter
	2Q16	1Q16	2Q15	3Q15
Consolidated Operating Income (Loss):
Operating Loss	$(37)	$(4)	$(201)	$(4)
Goodwill impairment charge	9	—	141	—
Other asset impairment charges	18	—	44	1
Restructuring charges and other exit-related costs	5	2	5	6
Resale or modification of previously contracted shipment	—	—	1	—
Adjusted Operating Income (Loss)(1)	$(4)	$(2)	$(9)	$3

AMR Operating Income (Loss):
Operating Income (Loss)	$(26)	$2	$(189)	$4
Goodwill impairment charge	9	—	141	—
Other asset impairment charges	18	—	43	1
Resale or modification of previously contracted shipment	—	—	1	—
Adjusted Operating Income (Loss)(1)	$1	$2	$(3)	$6
(1) May not foot due to rounding.

Net Loss from continuing operations attributable to SSI
($ in millions)	Quarter
	2Q16	1Q16	2Q15	3Q15
Net Loss from continuing operations attributable to SSI	$(40)	$(5)	$(191)	$(8)
Goodwill impairment charge, net of tax(2)	9	—	130	—
Other asset impairment charges, net of tax(2)	18	—	44	1
Restructuring charges and other exit-related costs, net of tax(2)	6	2	6	7
Resale or modification of previously contracted shipment, net of tax(2)	—	—	3	—
Adjusted Net Loss from continuing operations attributable to SSI(1)	$(7)	$(4)	$(8)	$—
(1) May not foot due to rounding.
(2) Income tax allocated to adjustments reconciling Reported and Adjusted net income (loss) from continuing operations attributable to SSI and diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Diluted Earnings per share attributable to SSI
($ per share)	Quarter
	2Q16	1Q16	2Q15	3Q15
Net Loss per share attributable to SSI	$(1.52)	$(0.20)	$(7.24)	$(0.36)
Less: Loss per share from discontinued operations attributable to SSI	(0.04)	—	(0.16)	(0.05)
Net Loss per share from continuing operations attributable to SSI(1)	(1.48)	(0.19)	(7.08)	(0.31)
Goodwill impairment charge, net of tax, per share(2)	0.33	—	4.83	—
Other asset impairment charges, net of tax, per share(2)	0.68	—	1.63	0.05
Restructuring charges and other exit-related costs, net of tax, per share(2)	0.23	0.06	0.23	0.25
Resale or modification of previously contracted shipment, net of tax, per share(2)	—	—	0.12	—
Adjusted Diluted EPS from continuing operations attributable to SSI(1)	$(0.25)	$(0.13)	$(0.28)	$—
(1) May not foot due to rounding.
(2) Income tax allocated to adjustments reconciling Reported and Adjusted net income (loss) from continuing operations attributable to SSI and diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Debt, Net of Cash
($ in thousands)
	February 29, 2016	August 31, 2015
Short-term borrowings	$620	$584
Long-term debt, net of current maturities	197,219	227,572
Total debt	197,839	228,156
Less: cash and cash equivalents	8,940	22,755
Total debt, net of cash	$188,899	$205,401

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in the United States with operating facilities located in 24 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes auto parts stores and steel manufacturing. With an effective annual production capacity of approximately 800,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; expected results, including pricing, sales volumes and profitability; strategic direction; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and in our quarterly reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the cyclicality and impact of general economic conditions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset impairment charges; the realization of expected benefits or cost reductions associated with productivity improvement and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades and failures on production; product liability claims; the impact of impairment of our deferred tax assets; the impact of a cybersecurity incident; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com